Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-257671, No. 333-258432 and No. 333-263716) on Form S-8 of our reports dated March 16, 2023, with respect to the consolidated financial statements of Xometry, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

McLean, VA

March 16, 2023